Exhibit 10.12

Schedule to Interim Services Agreement

This Schedule is entered into in connection with that certain Interim Services Agreement, dated December 2, 2010 (the “Agreement”), by and between Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) and EnergyConnect, Inc. (“Company,” “you” or “your”) and will be governed by the terms and conditions of the Agreement.

Tatum Resource Name: Amir Ameri

Position: Interim CFO

Company Supervisor: CEO

Start Date: December 3, 2010

Replacement: If you are dissatisfied with the Services provided by the Tatum Resource, we will immediately remove the Tatum Resource and endeavor to furnish a replacement as soon as reasonably practical. We do not guarantee that we will be able to find a suitable replacement. If you notify us of your dissatisfaction with the Services provided by the Tatum Resource prior to the conclusion of the Tatum Resource’s third day of work, we will not charge you for the first 16 hours worked by the Tatum Resource.

Minimum Term: Inapplicable

Termination: Either party may terminate this Schedule at any time for any reason upon notice to the other party; provided, however, the parties will endeavor to provide as much notice as possible prior to termination (preferably two business weeks).

Fees: You will pay to Tatum a fee of $2060 a day for the Tatum Resource.

Billings: Tatum will bill for Services weekly in arrears.

In the event of a conflict between the terms and conditions of this Schedule and the Agreement, the terms and conditions of the Agreement will control.

Tatum, a division of SFN Professional Services LLC		EnergyConnect, Inc.

By:	/s/ Reed Kingston	By:	/s/ Kevin R. Evans

Name:	Reed Kingston	Name:	Kevin R. Evans
Title:	Managing Partner	Title:	CEO
Date:	12/2/10	Date:	12/3/10

Interim Services Agreement

December 2, 2010

Mr. Kevin Evans

Chief Executive Officer

EnergyConnect, Inc.

901 Campisi Way, Suite 260

Campbell, CA 95008

Dear Kevin:

Tatum, a division of SFN Professional Services LLC (“Tatum,” “we,” “us” or “our”) is pleased that EnergyConnect, Inc. (“Company,” “you” or “your”) has selected us to provide you with outsourced interim services. The services (the “Services”) and fees will be more particularly described on the Schedule attached hereto and will be provided by the individual resource (the ‘Tatum Resource”) identified on such Schedule. Schedules for additional Tatum Resources may be added from time to time upon the mutual written agreement of the parties. In addition, upon the request of the Company and the execution of an additional Schedule to this agreement, Tatum will provide search Services to the Company, all as more particularly described on such Schedule.

Engagement. The Tatum Resource will be one of Tatum’s professionals, and we will be solely responsible for determining the conditions, terms and payment of compensation and benefits for the Tatum Resource. You will be solely responsible for providing the Tatum Resource day-to-day guidance, supervision, direction, assistance and other information necessary for the successful and timely completion of the Services. Tatum will have no oversight, control, or authority over the Tatum Resource with respect to the Services. The Company acknowledges that it is solely responsible for the sufficiency of the Services for its purposes. The Company will designate a management-level individual to be responsible for overseeing the Services, and the Tatum Resource will report directly to such individual with respect to the provision of the Services. Unless the Tatum Resource is acting as an executive officer of the Company and is authorized by the Company to make such decision, the Company will not permit or require the Tatum Resource to be the ultimate decision making authority for any material decision relating to your business, including, without limitation, any proposed merger, acquisition, recapitalization, financial strategy or restructuring.

Fees and Expenses. You will pay us the fees set forth on the applicable Schedule. In addition, you will reimburse Tatum directly for all travel and out-of-pocket expenses incurred in connection with this agreement (including any Schedules).

Payment Terms. Payments to Tatum should be made within 10 days of receipt of invoice by electronic transfer in accordance with the instructions set forth below or such alternative instructions as provided by us from time to time. Any amounts not paid when due may be subject to a periodic service charge equal to the lesser of 1.5% per month and the maximum amount allowed under applicable law, until such amounts are paid in full, including assessed service charges. In lieu of terminating this agreement, we may suspend the provision of any Services if amounts owed are not paid in accordance with the terms of this agreement.

Bank Name and Address: Bank of America, 1950 N Stemmons Freeway, Suite 5010, Dallas, TX 75207

Beneficiary: Tatum

Beneficiary Account Number: 3751 80 4507

ABA Transit/Routing Number: 111000012

Please reference Company name in the body of the payment.

Effective Date and Termination. This agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date of the last signature to this agreement as indicated on the signature page. In the event that a party commits a breach of this agreement (including any Schedule) and fails to cure the same within 10 days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party may terminate this agreement or the applicable Schedule effective upon written notice of such termination. The termination rights set forth in this Section are in addition to and not in lieu of the termination rights set forth in each of the Schedules.

Hiring the Tatum Resource Outside of a Tatum Agreement. If, at any time during the time frame in which a Tatum Resource is providing Services to the Company and for a period of 12-months thereafter, other than in connection with this agreement or another Tatum agreement, the Company or any of its subsidiaries or affiliates employs such Tatum Resource, or engages such Tatum Resource as an independent contractor, the Company will pay Tatum a placement fee in an amount equal to 35% of the Annualized Compensation (as defined below). “Annualized Compensation” is defined as salary that may be earned by the Tatum Resource during the first 12 months of service with the Company (or its subsidiary or affiliate) regardless of when or if such compensation is actually paid. The placement fee shall be due upon the commencement of the Tatum Resource’s employment or engagement with the Company (or its subsidiary or affiliate).

Warranties and Disclaimers. We disclaim all representations and warranties, whether express, implied or statutory, including, but not limited to any warranties of quality, performance, merchantability, or fitness of use or purpose. Without limiting the foregoing, we make no representation or warranty with respect to the Tatum Resource or the Services provided hereunder, and we will not be responsible for any action taken by you in following or declining to follow any of the Tatum Resource’s advice or recommendations. The Services provided by Tatum and the Tatum Resource hereunder are for the sole benefit of the Company and not any unnamed third parties. The Services will not constitute an audit, review, opinion, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies or laws and will not result in an opinion or any form of assurance on internal controls.

Limitation of Liability; Indemnity.

(a) Tatum’s liability in any and all categories and for any and all causes arising under this agreement, whether based in contract, tort, negligence, strict liability or otherwise, will, in the aggregate, not exceed the actual fees paid by you to us over the previous two months’ of the agreement with respect to the Tatum Resource from whom the liability arises. In no event will we be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, interruption or loss of business, profit or goodwill. As a condition for recovery of any liability, you must assert any claim against us within three months after discovery or 60 days after the termination or expiration of the applicable Schedule under which the liability arises, whichever is earlier.

(b) You agree to indemnify us and the Tatum Resource to the full extent permitted by law for any losses, costs, damages, and expenses (including reasonable attorneys’ fees), as they are incurred, in connection with any cause of action, suit, or other proceeding arising in connection with the Tatum Resource’s services to you.

Insurance. If the Tatum Resource is serving as an officer or executive of the Company, the Company will maintain directors and officers insurance covering the Tatum Resource in an amount reasonably acceptable to the Tatum at no additional cost to Tatum or the Tatum Resource, and the Company will maintain such insurance at all times while this agreement remains in effect. The Company’s directors and officers insurance must be primary and non-contributory. Upon the execution of this agreement and at any other time requested by Tatum, the Company will provide Tatum a certificate of insurance evidencing that the Company is in compliance with the requirements of this Section with a note in the Description of Operations section of the certificate indicating that the coverage is extended to the Tatum Resource.

Governing Law, Arbitration and Witness Fees.

(a) This agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws provisions.

(b) If the parties are unable to resolve any dispute arising out of or in connection with this agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The arbitration will be conducted in an office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties. In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA. The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need. The arbitrator will render his or her decision within 90 days after the call for arbitration. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. The arbitrator will have no authority to award damages in excess or in contravention of this agreement and may not amend or disregard any provision of this agreement, including this section. Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of any unpaid amounts due under this agreement through any court of competent jurisdiction.

(c) In the event any professional of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by you or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against you or by you against a third party, you will, so long as Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its professional’s time (based on customary rates) and expenses, as well as the fees and expenses of its counsel, incurred in responding to such requests. This provision is in addition to and not in lieu of any indemnification obligations the Company may have under this agreement.

Miscellaneous.

(a) This agreement together with all Schedules constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes any and all agreements, whether oral or written, between the parties with respect to its subject matter. No amendment or modification to this agreement will be valid unless in writing and signed by both parties.

(b) If any portion of this agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this agreement and will not cause the invalidity or unenforceability of the remainder of this agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c) Neither party will be deemed to have waived any rights or remedies accruing under this agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy. The waiver by any party of a breach or violation of any provision of this agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this agreement.

(d) Neither party will be liable for any delay or failure to perform under this agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e) You may not assign your rights or obligations under this agreement without the express written consent of Tatum. Nothing in this agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f) The expiration or termination of this agreement or any Schedule will not destroy or diminish the binding force and effect of any of the provisions of this agreement or any Schedule that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses and liquidated damage fees), governing law, arbitration, limitation of liability and indemnity.

(g) You agree to reimburse Tatum for all costs and expenses (including, without limitation, reasonable attorneys’ fees, court costs and arbitration fees) incurred by Tatum in enforcing collection of any monies due under this agreement.

(h) You agree to allow us to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum. Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.

(i) The parties acknowledge and agree that this agreement does not pertain to any other divisions, affiliates, and/or subsidiaries of SFN Group, Inc. unless otherwise specified herein.

We appreciate the opportunity to serve you and believe this agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided. We would be pleased to discuss this agreement with you at your convenience. If the foregoing is in accordance with your understanding, please sign a copy of this agreement and return it to my attention.

Sincerely,

Tatum, a division of SFN Professional Services LLC

/s/ Reed Kingston

Reed Kingston
Managing Partner – Northern California

Accepted and agreed:
EnergyConnect, Inc.

By:	/s/ Kevin R. Evans
Name:	Kevin R. Evans
Title:	CEO
Date:	12/3/10